UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2008
COINSTAR, INC.
(Exact name of registrant as specified in charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)
COINSTAR, INC.
1800 – 114th Avenue SE
Bellevue, Washington 98004
(Address of principal executive offices) (Zip Code)
(425) 943-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
     On February 7, 2008, Coinstar, Inc. (the “Company”) issued an earnings release announcing its financial results for the quarter and year ended December 31, 2007. A copy of the earnings release is attached hereto as Exhibit 99.1.
     The Company’s earnings release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the earnings release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Disclosure regarding definitions of these measures used by the Company and why the Company’s management believes the measures provide useful information to investors is also included in the earnings release.

Item 2.06.	Material Impairments.
     On February 5, 2008, the Audit Committee of the Company’s Board of Directors concluded that the current carrying value of the Company’s long-lived assets in its entertainment services business exceeded their fair value, and accordingly, were impaired under SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” This determination was primarily based on an analysis of future cash flows of the entertainment services business after taking into account changes in contracts with Wal-Mart Stores, Inc. and certain other retailers in January 2008, which will, among other things, result in the Company removing or relocating approximately half of its cranes, bulkheads and kiddie rides currently installed. In addition, macro-economic trends negatively affecting the entertainment services industry and decreasing use of entertainment services by some of the Company’s other retailers were considered in the impairment determination.
     Due to the removal or relocation of these entertainment assets, the Company expects to record an impairment charge of $65.2 million, pre-tax, in the quarter ended December 31, 2007, which includes a related inventory write-off of $4.7 million due to the disposal of bulk items and candy that are not expected to provide future benefit.

Item 7.01	Regulation FD Disclosure.
     On February 7, 2008, the Company issued a press release announcing an agreement to expand Coinstar Centers and Redbox DVD rental kiosks in Wal-Mart stores, as well as the removal or relocation of certain entertainment products. A copy of the press release is attached hereto as Exhibit 99.2.
     Information in this Report on Form 8-K (the “Report”) furnished pursuant to Items 2.02 and 7.01 shall not be deemed to be “filed” for the purpose of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing. This Report will not be deemed an admission as to the materiality of any information in the Report that is being disclosed pursuant to Regulation FD. Coinstar does not have, and expressly disclaims, any obligation to release publicly any updates to the foregoing information.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Earnings release for the quarter and year ended December 31, 2007.

99.2	Press release dated February 7, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COINSTAR, INC.
By:	/s/ Brian V. Turner
Brian V. Turner
Chief Financial Officer

Dated: February 7, 2008